Exhibit 23.6

Consent of Independent Auditors

The Board of Directors
Shire plc:

We consent to the use of our report dated April 29, 2014 with respect to the consolidated balance sheets of ViroPharma Incorporated and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference to the Form 8-K of Shire plc dated August 21, 2014, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 21, 2014